Exhibit 10.50

Capital Lease Funding, Inc.
110 Maiden Lane
New York, New York 10005

January 31, 2005

Paul C. Hughes
85 Columbus Avenue
Staten Island, NY 10304

Dear Paul:

On behalf of Capital Lease Funding, Inc. (“CapLease”), I am pleased to confirm your employment in the position of Vice President, General Counsel and Corporate Secretary at an annual base salary of $185,000.

Upon employment, you will be eligible to receive the benefits Caplease may provide from time to time to similarly situated employees. In addition, you will receive the following:

•	You will be paid a signing bonus of $35,000 at the time of our 2005 bonus award.

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You will be granted 10,000 shares of common stock under our Stock Incentive Plan. The shares will vest in three equal annual installments beginning on the first anniversary of your start date with CapLease. You will be entitled to vote and receive dividends on these shares immediately upon grant. You will also be eligible for future additional grants of common stock at the discretion of the CapLease Compensation Committee.

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You will be eligible for an annual bonus for each calendar year based on your performance and the performance of CapLease during such year in an amount determined by the CapLease Compensation Committee. For calendar 2005, your target annual bonus will be $50,000 to $75,000 to be paid in 2006 at the time of our annual bonus awards.

Your employment is at-will and, therefore, may be terminated by CapLease or you at any time. However, if you are terminated by CapLease for any reason other than cause, you will receive an amount equivalent to one half of your annual base salary and you and your family will continue to be eligible for health coverage for up to six months after your termination (or, if eligibility is not permitted under CapLease’s health plan, you will be reimbursed for your cost to obtain such coverage). In addition, if you are terminated for any reason other than cause, all of your unvested shares of common stock will automatically become vested.

Cause means that you (i) have been convicted of, or entered a plea of guilty or “nolo contendere” to, a felony (excluding any felony relating to the negligent operation of an automobile), (ii) have intentionally failed to substantially perform (other than by reason of illness or temporary disability) your reasonably assigned material duties, (iii) have engaged in willful misconduct in the performance of your duties or (iv) have materially breached any non-disclosure agreement in effect between you and CapLease.

Please indicate your acceptance of these terms by signing below.

Welcome to CapLease.

Sincerely,

/s/ Paul H. McDowell

Paul H. McDowell Chief Executive Officer

Accepted:	/s/ Paul C. Hughes

Paul C. Hughes